Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200  FAX 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact:  Debra Wasser, VP of IR & Corp. Comm., 516-677-0200, x1472

Trade Contact: Fran Brennen, Dir. of Marketing Communications, 516-677-0200 x1222

VEECO REPORTS FIRST QUARTER 2003 RESULTS

Woodbury, NY, April 28, 2003 –Veeco Instruments Inc. (Nasdaq: VECO) today announced its financial results for the first quarter ended March 31, 2003. Results were above quarterly guidance provided by Veeco on February 11, 2003.  Veeco reports its results on a GAAP basis, and also provides results excluding certain charges. Investors should refer to the attached table for further details of the reconciliation of GAAP (loss) earnings to earnings excluding certain charges.

First Quarter 2003 Results

Veeco’s sales for the first quarter of 2003 were $65.8 million, an 18% decrease from the $80.1 million reported for the first quarter of 2002 and a 4% sequential decline from the fourth quarter of 2002.  Metrology sales were $36.2 million in the first quarter of 2003 compared to $35.3 million in the first quarter of 2002.  Veeco’s Process Equipment sales were $29.6 million in the first quarter of 2003 compared with $44.8 million in the first quarter of 2002.  Veeco’s sales by market in the first quarter of 2003 were 29% data storage, 17% semiconductor, 10% telecommunications/wireless and 44% scientific research.

Veeco’s bookings for the first quarter of 2003 were $72.7 million, up 4% from the $70.2 million reported in the first quarter of 2002, and a 2% sequential increase from the fourth quarter of 2002.  First quarter 2003 Metrology bookings were $34.4 million, an 8% increase from the $31.8 million reported in the first quarter of 2002.  First quarter 2003 Process Equipment bookings were $38.3 million, flat compared to the $38.4 million reported in the first quarter of 2002.  Veeco’s bookings by market in the first quarter were 41% data storage, 16% semiconductor, 14% telecommunications/wireless and 29% scientific research. The Company’s first quarter book-to-bill ratio was 1.11.

-more-

Veeco incurred an operating loss of $0.8 million in the first quarter of 2003, compared to an operating loss of $3.3 million in the first quarter of 2002.  Excluding $0.7 million in first-quarter restructuring charges, primarily severance, Veeco’s first quarter 2003 earnings before interest, taxes and amortization (EBITA) was $3.0 million compared to EBITA of $1.3 million for the first quarter of 2002, which also excludes restructuring charges.

Veeco’s first quarter 2003 net loss was $1.7 million (($0.06) per share) compared to a net loss of $3.5 million (($0.12) per share) in the first quarter of 2002.  Excluding certain charges, first quarter 2003 earnings per diluted share was $0.03 compared to $0.00 per diluted share in the first quarter of 2002.  Veeco’s guidance was for first quarter 2003 net income excluding certain charges to be between $0.00-0.02 per diluted share.

Management Review of Results

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer commented, “Despite continued worldwide economic uncertainty, Veeco’s order trend (+2% quarter over quarter; +4% year over year) indicates both improved stability in our served markets and a continued demand for our enabling technology products.  We are pleased to report that Veeco’s bookings, revenues and earnings were above our guidance. We have met our plan to be profitable in both Process Equipment and Metrology on an EBITA basis in the first quarter of 2003 as a result of our cost-reduction actions.  We currently expect to achieve GAAP profitability by year-end.

Mr. Braun continued, “Veeco’s bookings of $72.7 million indicate continued stabilization of our overall business, a validation that our diversification strategy often counteracts individual market volatility and cyclicality.  Data storage orders increased 67% sequentially, as customers proceed with their 80GB platter programs.  Our telecom/wireless business reported improved bookings (up 25% sequentially) tied to development of wireless fidelity (WiFi) and next-generation cell phone applications.  While semiconductor orders decreased sequentially (down 21%), our customers made select AFM technology buys for advanced etch, CMP and lithography applications for 0.13μm feature sizes.  Scientific research bookings were down 31% sequentially related to seasonality in governmental budget cycles.”

“Veeco’s cost reduction efforts greatly improved our profitability in the first quarter.  EBITA increased $6.4 million sequentially, despite reduced revenue, as a result of significantly improved gross margins and reduced operating spending.  Gross margins improved to 47.4% in the first quarter of 2003 from 40.1% (excluding Q4 inventory write-off) in the fourth quarter of 2002,” Mr. Braun commented.

Mr. Braun concluded, “Customer interest in Veeco’s new Process Equipment and Metrology systems has been strong, in particular our data storage Ion Beam Deposition (IBD) systems and our Dimension X3D AFMs for semiconductor photomask applications.”

Veeco’s Outlook

Mr. Braun commented, “Despite the continued worldwide uncertainty and weak capex environment, Veeco remains focused on delivering improved earnings in 2003. Our diversification of markets and new product strategy should continue to help Veeco in these challenging times. Our positive book-to-bill ratio for the last two quarters should translate into increased revenues as we go forward in 2003. We will continue to implement our cost reduction program while investing in Veeco’s core leadership products to meet our customers’ next-generation product roadmaps.”

Veeco currently forecasts that second quarter 2003 bookings will be in the range of $68-$73 million.  Veeco currently estimates that second quarter 2003 sales will be in the range of $64 - $67 million, and that it will lose between ($0.07 and $0.04) per share on a GAAP basis.  Veeco currently estimates that it will earn between $0.01 and $0.04 per share excluding amortization of $3.1 million and charges of approximately $700,000 (principally severance related to the Company’s fourth quarter 2002 restructuring initiatives), using a 35% tax rate.

Investor Conference Call/ Webcast

Veeco will host an investor conference call this morning, April 28, at 10 am ET to review these first quarter results.  You may listen to the call live at 1-800-289-0518 or through an audio webcast at http://www.veeco.com (Investor Information).  This call will be archived for future reference.  A telephonic playback of the conference call will also be available starting this afternoon at 888-203-1112 or 719-457-0820 code 524029 or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, telecommunications/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of Veeco’s products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the telecommunications/wireless, data storage, semiconductor and research markets, risks associated with the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K.

-Financial Tables Attached-

Veeco Instruments Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended March 31,
	(Unaudited)
	2003	2002

Net sales	$65,779	$80,149
Cost of sales	34,573	46,414
Gross profit	31,206	33,735

Costs and expenses:
Selling, general and administrative expense	17,585	19,037
Research and development expense	11,488	13,329
Amortization expense	3,142	3,747
Other (income) expense, net	(873)	49
Restructuring expense	668	837

Operating loss	(804)	(3,264)

Interest expense, net	1,767	1,486

Loss before income taxes from continuing operations	(2,571)	(4,750)

Income tax benefit	(874)	(1,598)

Net loss from continuing operations	(1,697)	(3,152)

Loss from discontinued operations	—	(346)

Net loss	$(1,697)	$(3,498)

Net loss per common share from continuing operations	$(0.06)	$(0.11)
Loss from discontinued operations	—	(0.01)
Net loss per common share	$(0.06)	$(0.12)

Diluted net loss per common share from continuing operations	$(0.06)	$(0.11)
Loss from discontinued operations	—	(0.01)
Diluted net loss per common share	$(0.06)	$(0.12)
Weighted average shares outstanding	29,224	29,021
Diluted weighted average shares outstanding	29,224	29,021

Veeco Instruments Inc.
Reconciliation of GAAP (loss) earnings to earnings (loss) excluding certain charges
(In thousands, except per share data)

	Three months ended March 31,
	(Unaudited)
	2003	2002

Operating loss	$(804)	$(3,264)

Adjustments:

Amortization expense	3,142	3,747

Restructuring expense	668	837

Earnings excluding certain charges before interest and income taxes (“EBITA”)	3,006	1,320

Interest expense, net	1,767	1,486

Earnings (loss) excluding certain charges before income taxes	1,239	(166)

Income tax provision (benefit) at 35%	434	(58)

Earnings (loss) excluding certain charges	$805	$(108)

Earnings (loss) excluding certain charges per diluted share	$0.03	$(0.00)

Diluted weighted average shares outstanding	29,384	29,021

NOTE - The above reconciliation is intended to present Veeco’s operating results, excluding certain charges and related provision (benefit) for income taxes. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles, and may be different from similar measures presented by other companies.  Management of the Company evaluates performance of its business units based on EBITA and thus believes that the presentation of this financial measure provides useful information.

Veeco Instruments Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$208,561	$214,295
Accounts receivable, net	74,840	68,777
Inventories	88,636	86,250
Prepaid expenses and other current assets	17,187	18,392
Deferred income taxes	35,370	31,549
Total current assets	424,594	419,263

Property, plant and equipment, net	55,021	55,872
Goodwill	30,658	30,658
Long-term investments	17,620	17,483
Deferred income taxes	28,078	28,888
Other assets, net	51,709	54,654
Total assets	$607,680	$606,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,867	$13,078
Accrued expenses	45,901	44,993
Deferred profit	2,082	5,966
Current portion of long-term debt	319	312
Income taxes payable	4,873	3,808
Total current liabilities	71,042	68,157

Long-term debt	230,187	230,273
Other non-current liabilities	871	815
Total non-current liabilities	231,058	231,088

Shareholders’ equity	305,580	307,573
Total liabilities and shareholders’ equity	$607,680	$606,818